EXHIBIT 99.1

Verde and Ergon Sign MOU to Advance

Commercialization of Low-Carbon Road Materials

NEWS PROVIDED BY

 Jun 04, 2025, 07:32 ET

ST. LOUIS, June 4, 2025 /PRNewswire/ -- Verde Resources Inc. (OTCQB: VRDR), a leader in sustainable road construction technologies, announced today that its wholly owned subsidiary, Verde Renewables Inc., has signed a Memorandum of Understanding (MOU) with Ergon Asphalt & Emulsions, Inc., a trusted industry pioneer in asphalt innovation and supply. This marks a major milestone in their growing strategic alliance.

VERDE | ERGON

The MOU builds on the companies’ February 2025 announcement detailing their collaboration to produce a specialized emulsion used in the cold mix biochar-asphalt surface material deployed at the National Center for Asphalt Technology (NCAT) test track.

That groundbreaking achievement was made possible by Verde’s proprietary emulsifying agent, specifically engineered to enable low-temperature emulsion production with at least 20% fewer greenhouse gas emissions than conventional binders. This innovation also allows for the seamless integration of biochar, a carbon-sequestering material, and facilitates a bonding mechanism with aggregates, resulting in a high-performance Biochar-Asphalt surface course that sets a new benchmark for both durability and environmental impact. In April, this formulation enabled Verde to make history by generating the world’s first Carbon Removal Credits from asphalt production and installation, based on the NCAT proof-of-concept project.

With this MOU, Verde and Ergon are advancing their partnership to the next level. The companies are now working toward finalizing the commercial terms of an exclusive agreement for the U.S. market while simultaneously initiating a rapid validation of Verde’s technology at Paragon, Ergon’s state-of-the-art asphalt and materials testing lab.

“When you think of the best and most respected name in asphalt, you think of Ergon,” said Eric Bava, Chief Operating Officer of Verde Resources. “This partnership is about more than innovation. It’s about equipping Ergon, along with its partners, contractors, customers, and broader ecosystem, with practical tools to reduce Scope emissions and further solidify their leadership in sustainable infrastructure.”

This partnership will be a key step in Verde’s mission to turn sustainability into a competitive advantage, while delivering practical, profitable, and environmentally responsible solutions without compromising performance.

“We want to be on the leading edge of sustainable road materials, and the technologies Verde is bringing to the table make that possible,” said Larry Tomkins, Senior Vice President of Sales & Marketing at Ergon Asphalt & Emulsions. “This next phase is about accelerating adoption and delivering meaningful change in how roads are built-without sacrificing quality or reliability. We’re excited to build on the strong relationship we’ve developed and look forward to what’s ahead with Verde.”

With shared momentum and a clear path forward, Verde and Ergon are poised to usher in a new era of modern, low-carbon infrastructure by commercializing a validated technology that aligns sound economics with environmental responsibility at scale.

About Verde Resources Inc.:

Verde Resources Inc. (OTCQB: VRDR) is a leader in sustainable infrastructure, specializing in innovative and cost-effective solutions to help the industry seamlessly #TransitionToZero™_ By integrating proprietary technologies with sustainable practices, Verde is at the forefront of creating low-carbon materials for infrastructure worldwide.

About Ergon Asphalt & Emulsions, Inc.:

Ergon Asphalt & Emulsions, Inc., a subsidiary of Ergon, Inc., is a leading provider of high-performance asphalt products and technologies. With decades of experience, Ergon specializes in delivering advanced emulsions, polymer modified asphalts, and other solutions that enhance pavement performance and sustainability. Through its state-of-the-art facilities and dedicated technical expertise, Ergon is committed to driving innovation in the asphalt industry.

This press release includes forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially. While Verde believes these statements are based on reasonable assumptions, they rely on current information and inherently uncertain future projections. Additional risks and uncertainties are outlined in Verde’s SEC filings, which may further impact actual outcomes in this press release.

SOURCE Verde Resources Inc.